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                                                                      Exhibit 18







Nortel Networks Corporation
8200 Dixie Road, Suite 100
Brampton, Ontario L6T 5P6
Canada

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2001, of the facts relating to a change in the methodology for evaluating impairment of enterprise level goodwill in accordance with Accounting Principles Board Opinion No. 17, "Intangible Assets", from the undiscounted cash flows method to the market value method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Nortel Networks Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2000. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Nortel Networks Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2000.

Yours truly,


/s/ Deloitte & Touche LLP
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    Deloitte & Touche LLP

Chartered Accountants

Toronto, Canada
August 8, 2001